Exhibit 99.2

PRESS RELEASE	FOR IMMEDIATE RELEASE
	Contact:	John W. Raisbeck
President and CEO
(937) 327-1112

Western Ohio Financial Corporation Announces
Correction to 4th Quarter Earnings

SPRINGFIELD, Ohio, March 5, 2004 Western Ohio Financial Corporation (WOFC), parent company of Cornerstone Bank of Springfield, Ohio announced a correction to its fourth quarter and full year earnings for 2003, originally announced on January 15, 2004.

     The correction resulted from revenue attributed to standby letters of credit fees being recognized in the fourth quarter of 2003 rather than amortized over the life of the financial instrument, which was one year. The Company has historically recognized the revenue associated with these fees over the life of the asset, consistent with generally accepted accounting principles (GAAP). The deferral of revenue in the fourth quarter and full year of 2003 amounted to a correction of $92,000 pre tax, or $61,000 after tax, which amount will be recognized as income during the first three quarters of 2004.

     Net income for the three months ended December 31, 2003 was $617,000 instead of the $678,000 originally reported, as compared to $675,000 for the comparable quarter of 2002. For the full year ended December 31, 2003, net income was $2.5 million instead of the $2.6 million originally reported, as compared to $2.3 million for the full year 2002.

     Net income per share fully diluted for the quarter ended December 31, 2003 amounted to $0.34 versus $0.38 as originally reported, which reflected a decline of $0.05 per share from $0.39 per share from the comparable quarter of 2002. For the fiscal year 2003, net income per share fully diluted was $1.42 versus $1.45 as originally reported, resulting in an increase of 5.2 % from the $1.35 per share for the year ended December 31, 2002. The Company had 1,779,823 shares outstanding at December 31, 2003.

     As of December 31, 2003, WOFC had total assets of $399.5 million, total deposits of $248.7 million and shareholders’ equity of $44.4 million.

     The corrections noted above and the financial statistics provided below do not affect any previously filed 10-Q’s for the Company. All corrections will be reflected in the 2003 10-K scheduled to be filed by the end of March 31, 2004.

When used in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “project”, “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors—including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors—could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake—and specifically disclaims any obligation—to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WESTERN OHIO FINANCIAL CORPORATION
COMPARATIVE STATISTICS
(Dollars in thousands except per share data)

	December 31,	December 31,
	2003	2002
Total assets	$399,540	$346,795
Total loans, net	334,469	256,883
Allowance for loan and lease losses	1,801	1,806
Securities	32,735	46,001
Deposits	248,681	219,169
Borrowed funds	103,473	81,243
Shareholders’ equity	44,357	43,205
Book value per common share outstanding	$24.92	$24.62
Market value per share	$32.08	$20.84

	For the Quarter Ended
	December 31,
	2003	2002
Net income	$617	$675
Earnings per share Basic	$0.35	$0.39
Diluted	$0.34	$0.39
Return on average assets	0.64%	0.79%
Return on average equity	5.59%	6.21%

	For the Year Ended
	December 31,
	2003	2002
Net income	$2,501	$2,347
Earnings per share Basic	$1.44	$1.36
Diluted	$1.42	$1.35
Return on average assets	0.70%	0.68%
Return on average equity	5.72%	5.47%